Offer Letter
January 9, 2023
Dear Amir Jafari,
Blend Labs, Inc. (“Blend” or the "Company") is pleased to offer you employment on the following terms:
Position
Your initial role will be Head of Finance and Administration. Your anticipated start date is January 30, 2023 (the date you actually commence employment with the Company, the “Start Date”). This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company.
By signing this offer letter, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. If you have any contractual obligations to current or prior employers that are of concern to you, it will be your responsibility to get independent legal counsel regarding the relevance of those obligations to the position being offered to you.  No one in the Company is authorized to provide you advice in this regard.  Please advise us if you feel there is a potential impediment to performing the job offered.
Cash compensation
Annual Base: The Company will pay you a starting salary at the rate of $400,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.
Annual Bonus: You are eligible to earn an annual cash bonus with a target value of $200,000, based on achieving performance objectives established by the Company’s Board of Directors or its designated committee (the Board of Directors or its designated committee, together, the “Committee”) in its sole discretion and payable upon achievement of those objectives as determined by the Committee. If any portion of such bonus is earned, it will be paid when practicable after the Committee determines it has been earned, subject to you remaining employed with the Company through the payment date. Your annual bonus opportunity will be subject to review and adjustment based upon the Company’s normal performance review practices.
Signing Bonus: You will receive $1,000,000 (the “Signing Bonus”), less all applicable withholdings, payable on the first or second payroll following the first day of your employment with the Company in accordance with the Company’s standard payroll practices. Please note that, per federal law, the Signing Bonus will be considered taxable wages. However, you acknowledge and agree that the Signing Bonus is not yet earned and shall only be earned if you remain continuously employed by the Company for at least one year from the date that you receive the Signing Bonus. Should you terminate your employment before one year from that date, you agree that the Signing

Bonus was advanced to you, is not earned and must be repaid to the Company within 30 days of termination. You consent to allow the Company to deduct the Signing Bonus from any amounts owed to you by the Company to the full extent allowed by law, and agree that you will sign any additional written authorization necessary to permit such deduction, but nothing shall be construed to limit the Company’s rights to recoup the Signing Bonus to the full extent allowed by law.
Equity
Standard Restricted Stock Units (“SRSU”): Subject to the approval of the Committee and your continued employment on the grant date, you will be granted an award of SRSUs with respect to 2,000,000 shares of the Company’s Class A common stock (“Shares”) with the terms and conditions set forth in this letter agreement (the “SRSU Award”). You will vest in 25% of the SRSU Award after 12 months of continuous service, and the balance will vest in equal quarterly installments over the next 36 months of continuous service, as described in the applicable SRSU agreement.

Performance Restricted Stock Units (“PRSU”): Subject to the approval of the Committee and your continued employment on the grant date, you will be granted an award of PRSUs with respect to the Shares as determined below (the “PRSU Award”):
●Share Value Less Than $2: If the closing price of a Share is less than $2 as of the Start Date(the “Grant Price”), then the PRSU Award will cover a maximum of 1,000,000 Shares, subject to achievement of the performance goals described below.
●Share Value Equal to or More Than $2: If the Grant Price is equal to or more than $2 , then the PRSU Award will cover a maximum of 800,000 Shares, subject to achievement of the performance goals described below.
●Grant Price Calculation: For purposes of the two foregoing bullet points, the Grant Price will equal the average closing per Share trading price for the seven trading days prior to, but not including, the Start Date.
●Performance Goals: As detailed in the table below, the PRSU Award is divided into four (4) vesting tranches, each a “Tranche,” with each Tranche representing a portion of the PRSU Award covering that number of Shares specified next to the applicable Tranche number in the table below. The Tranches will have a Company Stock Price Hurdle (defined below) associated with the vesting of such Tranche. Further, the applicable Company Stock Price Hurdle must be achieved by the “Tranche Expiration Date” set forth below for any Shares subject to a particular Tranche to vest. If the Company Stock Price Hurdle associated with a Tranche is not achieved by the applicable Tranche Expiration Date set forth in the table below, you will not be eligible to vest in such Shares and the Shares subject to that Tranche will terminate for no consideration. A number of Shares will vest and become exercisable equal to the number of Shares listed as the “Number of Shares” corresponding to the applicable Company Stock Price Hurdle for the applicable Tranche in the table below, subject to your continued employment through the vesting date.

Tranche	# Shares* (Grant Price <$2)	# Shares* (Grant Price > or = $2)	Company Stock Price Hurdle (Grant Price <$2)	Company Stock Price Hurdle (Grant Price > or = $2)	Tranche Expiration Date
1	250,000	200,000	$4.26	$6.38	Two years following grant date
2	250,000	200,000	$8.51	$12.77	Three years following grant date
3	250,000	200,000	$17.02	$25.53	Four years following grant date
4	250,000	200,000	$25.53	$38.30	Five years following grant date

*Each Tranche will cover 250,000 Shares or 200,000 Shares depending upon whether the Grant Price is less than $2 or greater than or equal to $2, respectively, as described above, with the applicable corresponding Company Stock Price Hurdles similarly depending upon the Grant Price.

●Achievement: The Company Stock Price Hurdle for any Tranche is achieved when the applicable Company Stock Price listed in the table above for the Tranche is achieved. The “Company Stock Price” is determined by the average closing price of a Share for each trading day during any ninety (90) consecutive calendar day period during the performance period (the “90-day average”) and the average closing price of a Share for each trading day during the last thirty (30) consecutive calendar day period during such 90-day average (the “30-day average”) and both the 90-day average and the 30-day average must be satisfied to satisfy any Company Stock Price Hurdle. For the avoidance of doubt, if the 90-day average with respect to a particular Company Stock Price Hurdle is satisfied, but the Company Stock Price Hurdle is not achieved for the last thirty (30) consecutive calendar day period in such ninety (90) day period, the Company Stock Price Hurdle will not be achieved for that time period. For the avoidance of doubt, (i) each Company Stock Price Hurdle may only be achieved once during the performance period, and (ii) more than one Company Stock Price Hurdle may be achieved on a particular date. No partial achievement will occur and no Shares subject to the PRSU Award will vest for achievement between two Company Stock Price Hurdles.

Change in Control: The terms of your applicable award agreements, as mutually agreed upon by and between you and Blend, will govern the treatment of your SRSU Award and PRSU Award in the event of a Change in Control (as defined in the Company’s 2021 Equity Incentive Plan (the “Plan”)).

General Equity Terms: The SRSU and PRSU Awards will be subject to the terms and conditions applicable to awards granted under the Plan, as described in the Plan and the applicable award agreement. The SRSU and PRSU Awards will be granted on the quarterly grant date following the Start Date, subject to certain grant cutoff dates in accordance with Company equity grant practices. The quarterly grant dates are on or around February 20, May 20, August 20, and November 20, with grant cutoff dates occurring on the 12th day of each of these months. If the Start Date is in one of these months and after the grant cutoff date, your SRSU and PRSU Awards will be issued on the quarterly grant date occurring in the next quarter.
Employee benefits
As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid time off (PTO) in accordance with the Company’s PTO policy, as in effect from time to time.
Proprietary information and inventions agreement
Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company's standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.
To be clear and as provided in the Proprietary Information and Inventions Agreement, the Company has no interest in any information that may be a trade secret or contractually protected as confidential information of your existing employer or any prior employer. We expect you to perform the duties of your position without using or relying upon any information from other parties that might be protected.
Arbitration agreement
Like all new hires, you will be required, as a condition of your employment with the Company, to sign the Company's standard Arbitration Agreement, a copy of which is attached hereto as Exhibit B.
Employee relationship
Employment with the Company is for no specific period of time. Your employment with the Company will be "at will," meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).
Tax matters
Withholding
All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

Tax advice
You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.
Interpretation, amendment and enforcement
This letter agreement and Exhibits A and B supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.
As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. As required by Company policy, your employment is contingent upon completion of a pre-employment background check. We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me.

Very truly yours,
Nima Ghamsari
CEO, Blend

I have read and accept this employment offer:

Name: Amir Jafari
Signature of employee:

Dated:

Exhibit A:
Proprietary Information and Invention Agreement
As a condition to my employment or continued employment by Blend Labs, Inc. (the “Company”), of which I Amir Jafari will be a beneficiary, and the compensation now and hereafter paid to me, I agree to the following terms as set forth in this Proprietary Information and Invention Assignment Agreement (this “Agreement”). I acknowledge and agree that this Agreement applies to all Proprietary Information (as defined herein) that belongs to or is held by any of Blend Labs, Inc., Blend Brokerage, Inc. dba Blend Realty, Blend Insurance Agency, Inc., Blend Title Insurance Agency, Inc., Blend Operations, Inc. and/or any other entity which, directly or indirectly, owns or controls, is owned or is controlled by or is under common ownership or control with Blend Labs, Inc., wherein “control” means the power to direct the management or affairs of an entity, and “ownership” means the beneficial ownership of 50% or more of the voting equity securities or other equivalent voting interests of the entity (each, an “Affiliate”). I also agree and acknowledge that this Agreement is binding on me and applies to any Proprietary Information (as defined herein) that I may have had prior to actually becoming an employee with the Company.
1
To induce the Company to employ or engage me, or continue my employment or engagement, I make the following representations upon which the Company relies: I am not a director, officer, sole proprietor, partner, agent, employee or contractor to any business that competes with the Company’s business or the business of any of its Affiliates. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement or my employment with the Company. I will not violate any agreement with or the rights of any third party or, except as expressly authorized by the Company in writing hereafter, use or disclose my own or any third party’s confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of the Company. Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me.

I agree that all Inventions and all other business, technical and financial information I develop, learn or obtain during the term of my employment that relate to Company or any of its Affiliates or the business or demonstrably anticipated business of Company or any of its Affiliates or that are received by or for Company or any of its Affiliates in confidence, constitute "Proprietary Information". I understand that Proprietary Information includes without limitation: (a) client lists, client databases and client personal and financial information, whether on computer disc or not, business files, client contracts and vendor contracts, and all other information which is not publicly known; and (b) any and all information, processes, trade secrets, databases, software, systems, research and development, patents pending, specifications, new program research, pending projects and proposals, pricing strategies and plans, financial data, formulae, and prototypes, marketing plans and surveys, sales plans, business plans, strategies, forecast; projects in development, unpublished financial information, profitability information, forms, transaction documents, budgets, vendor lists, vendor identities, and the agreements, and financial information of vendors, and private personnel information of the Company’s and/or its Affiliates’ other employees (not my information), in whatever form and whether or not such information is identified as confidential or proprietary. Proprietary Information also includes the identities of the Company’s and/or its Affiliates’ clients and other information about those clients, including their financial requirements, the names of the clients, and their contracts with the Company and/or its Affiliates. Proprietary Information shall include both information developed by me for the Company and information I obtained while in the Company's employ. All Proprietary Information, whether created by me or other employees, shall remain the sole and exclusive property of the Company and/or its Affiliates. During my employment and after the termination of my employment, I shall not, without written consent of the Company and/or its Affiliates, publish or use or disclose to anyone other than authorized personnel of the Company and/or its Affiliates any Proprietary Information. I agree to abide by the Company’s and its Affiliates’ policies and regulations for the protection of its Proprietary Information and I understand and agree that the unauthorized disclosure or misuse of such Proprietary Information could irreparably damage the Company and/or its Affiliates.

I hereby convey and assign to the Company all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, sui generis database rights and all other intellectual property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by me during the term of my employment with the Company to and only to the fullest extent allowed by applicable law (including, without limitation, pursuant to the applicable statutory provision for the state in which I primarily work set forth in Appendix A, if any) (collectively "Inventions"). Nothing in this Agreement requires me to make any assignments of intellectual property rights beyond what is allowed under applicable law. Without disclosing any third party confidential information, I will also disclose anything I believe is excluded by the foregoing so that the Company can make an independent assessment. I agree that all such Inventions are the sole property of the Company. I further agree that all such Inventions, including works of authorship are “works for hire” for purposes of the Company’s rights under copyright laws. I will promptly disclose all Inventions to the Company. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, charts, flows, designs, code, specifications, product requirements documents, and any other format (whether electronic or otherwise) that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times. I understand and agree that the decision whether or not to commercialize or market any Invention is within the Company's sole discretion and for the Company's sole benefit. No royalty will be due to me as a result of the Company's efforts to commercialize or market any Invention.

I shall further assist the Company, at the Company's expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint the Company as my agent and attorney-in-fact, coupled with an interest and with full power of substitution, to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me. If I wish to clarify that something created by me prior to my employment that relates to the Company's and/or its Affiliates actual or proposed business is not within the scope of the foregoing assignment, I have listed it on Appendix B in a manner that does not violate any third party rights or disclose any confidential information. If no Inventions are disclosed on the attached Appendix B, I warrant that there are no prior Inventions. Without limiting Section 1 or the Company's other rights and remedies, if, when acting within the scope of my employment or otherwise on behalf of the Company, I use or disclose my own or any third party's confidential information or intellectual property (or if any Invention cannot be fully made, used, reproduced, distributed and otherwise exploited without using or violating the foregoing), the Company will have and I hereby grant the Company a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sub-licensable right and license to exploit and exercise all such confidential information and intellectual property rights.
5
To the extent allowed by law, paragraphs 3 and 4 above include all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights," "artist's rights," "droit moral," or the like (collectively "Moral Rights"). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by the Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratifications, consents and agreements from time to time as requested by the Company.

Upon termination of my employment, I will promptly return to the Company all items containing or embodying Proprietary Information (including all copies), except that I may keep my personal copies of (i) my compensation records, (ii) materials distributed to shareholders generally and (iii) this Agreement. I also recognize and agree that I have no expectation of privacy with respect to the Company's telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.

I acknowledge and agree that the names, addresses, and contact information of the Company and/or its Affiliates' customers and all other Proprietary Information relating to those customers, have been compiled by the Company and/or its Affiliates at great expense and effort and represent a real asset of the Company and/or its Affiliates. I further understand and agree that this information is deemed confidential by the Company and constitutes trade secrets of the Company. I understand that this information has been provided to me in confidence, and I agree that the unauthorized use or disclosure of any of the Company's trade secrets obtained by me during my employment with the Company, including to influence or attempt to influence any client, licensor, licensee, customer or other person either directly or indirectly, to direct any purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company, constitutes unfair competition. I agree and promise not to engage in any unfair competition with the Company and/or its Affiliates.
8
I agree that during the term of my employment with the Company (whether or not during business hours), I will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of the Company and/or its Affiliates, and I will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of the Company and/or its Affiliates, nor will I engage in any other activities that conflict with my obligations to the Company.
9
I agree that this Agreement is not an employment contract for any particular term and that I have the right to resign and the Company has the right to terminate my employment at will, at any time, for any or no reason, with or without cause. In addition, this Agreement does not purport to set forth all of the terms and conditions of my employment, and, as an employee of the Company, I have obligations to the Company which are not set forth in this Agreement. However, the terms of this Agreement govern over any inconsistent terms and can only be changed by a subsequent written agreement signed by the President of the Company.
10
I agree that my obligations under this Agreement shall continue in effect after termination of my employment (except for those provisions that are specified to be limited to a specific period of time), regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that the Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine. My obligations also shall be binding upon my heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its Affiliates, successors and assigns.

This Agreement will be governed by the laws of the state in which I primarily work, without giving effect to any choice-of-law rules or principles that may result in the application of the laws of any other jurisdiction. In the event of any dispute with respect to the meaning, effect or validity of this Agreement, I hereby expressly consent to the personal jurisdiction of the state and federal courts located in San Francisco County, California for any lawsuit filed against me by the Company. I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable state law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms. This Agreement is fully assignable and transferable by the Company, but any purported assignment or transfer by me is void. I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any Affiliate to whose employ I may be transferred without the necessity that this Agreement be resigned at the time of such transfer, and agree that, after such transfer, the term “Company” herein will mean the Affiliate to which I am transferred. I also understand that any breach of this Agreement will cause irreparable harm to the Company and/or its Affiliates for which it would be difficult to calculate the extent of damages, and, therefore, the Company and/or its Affiliates will be entitled to injunctive relief with respect thereto in addition to any other remedies and without any requirement to post bond (or, where such bond or other security is required, I agree that a $1,000 bond will be adequate).

The parties expressly agree and acknowledge that the Affiliates (as defined above) are third party beneficiaries of this Agreement, individually or collectively, and have the rights and benefits set forth in this Agreement and may enforce the provisions herein as if they were parties to this Agreement, either individually or collectively.

Nothing in this Agreement prohibits me from reporting an event that I reasonably and in good faith believe is a violation of law to the relevant law enforcement agency, or from cooperating in an investigation conducted by such a government agency. This may include disclosure of trade secret or confidential information within the limitations permitted by the Defend Trade Secrets Act (“DTSA”). I am notified that under the DTSA, no individual will be held criminally or civilly liable under Federal or State trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (A) made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public. Further, an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order. I further understand that nothing contained in this Agreement limits my ability to (A) communicate with any Federal, State or local governmental agency or commission, including to provide documents or other information, without notice to the Company, or (B) share compensation information concerning myself or others, except that this does not permit me to disclose compensation information concerning others that I obtain because my job responsibilities require or allow access to such information.
No promises or representations have been made to me to induce me to sign this Agreement. This Agreement may be signed by the parties in separate signature pages known as counterparts, and the separate signature pages may be combined to create a document binding on the parties and shall constitute one and the same instrument. The parties may electronically sign this Agreement, which shall have the same force and effect as an ink signature.

APPENDIX A
If I am employed by Company in California, California Labor Code Section 2870 is as follows:
Application of provision providing that employee shall assign or offer to assign rights in invention to employer.
(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
(2) Result from any work performed by the employee for his employer.
(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.
If I am employed by Company in Delaware, Title 19, Section 805 of the Delaware Code Ann. is as follows:
Any provision in an employment agreement which provides that the employee shall assign or offer to assign any of the employee's rights in an invention to the employee's employer shall not apply to an invention that the employee developed entirely on the employee's own time without using the employer's equipment, supplies, facility or trade secret information, except for those inventions that; (i) relate to the employer's business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and is unenforceable. An employer may not require a provision of an employment agreement made unenforceable under this section as a condition of employment or continued employment.
If I am employed by Company in Illinois, Chapter 765, Section 1060/2 of the Illinois Compiled Statutes is as follows:
(1) A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee's rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this State and is to that extent void and unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this subsection.
(2) An employer shall not require a provision made void and unenforceable by subsection (1) of this Section as a condition of employment or continuing employment. This Act shall not preempt existing common law applicable to any shop rights of employers with respect to employees who have not signed an employment agreement.
(3) If an employment agreement entered into after January 1, 1984, contains a provision requiring the employee to assign any of the employee's rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.
If I am employed by Company in Kansas, Sections 44-130 of the Kansas Labor and Industries Code is as follows:
(a) Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee's rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facilities or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless:

(1) The invention relates to the business of the employer or to the employer's actual or demonstrably anticipated research or development; or
(2) The invention results from any work performed by the employee for the employer.
(b) Any provision in an employment agreement which purports to apply to an invention which it is prohibited from applying to under subsection (a), is to that extent against the public policy of this state and is to that extent void and unenforceable. No employer shall require a provision made void and unenforceable by this section as a condition of employment or continuing employment.
(c) If an employment agreement contains a provision requiring the employee to assign any of the employee's rights in any invention to the employer, the employer shall provide, at the time the agreement is made, a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless:
(1) The invention relates directly to the business of the employer or to the employer's actual or demonstrably anticipated research or development; or
(2) The invention results from any work performed by the employee for the employer.
(d) Even though the employee meets the burden of proving the conditions specified in this section, the employee shall disclose, at the time of employment or thereafter, all inventions being developed by the employee, for the purpose of determining employer and employee rights in an invention.
If I am employed by Company in Minnesota, Section 181.78 of the Minnesota Labor, Industry Code is as follows:
Subdivision 1. Inventions not related to employment. Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee's rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee's own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.
Subdivision 2. Effect of subdivision 1. No employer shall require a provision made void and unenforceable by subdivision 1 as a condition of employment or continuing employment.
Subdivision 3. Notice to employee. If an employment agreement entered into after August 1, 1977 contains a provision requiring the employee to assign or offer to assign any of the employee's rights in any invention to an employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee's own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer.
If I am employed by Company in North Carolina, §§ 66-57.1 and 66-57.2 of the North Carolina Gen. Stat. is as follows:
§ 66‑57.1. Employee’s right to certain inventions.
Any provision in an employment agreement which provides that the employee shall assign or offer to assign any of his rights in an invention to his employer shall not apply to an invention that the employee developed entirely on his own time without using the employer’s equipment, supplies, facility or trade secret information except for those inventions that (i) relate to the employer’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and is unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this section.
§ 66‑57.2. Employer’s rights.
An employer may not require a provision of an employment agreement made unenforceable under G.S. 66‑57.1 as a condition of employment or continued employment. An employer, in an employment agreement, may require that the employee report all inventions developed by the employee, solely or jointly, during the term of his employment to the employer, including those asserted by the employee as nonassignable, for the purpose of determining employee or employer rights. If required by a contract between the employer and the United States or its agencies, the employer may require that full title to certain patents and inventions be in the United States.
If I am employed by Company in Utah, Sections 34-39-2 and 34-39-3 of Utah Code Ann. are as follows:
34-39-2. Definitions.
As used in this chapter:
(1) "Employment invention" means any invention or part thereof conceived, developed, reduced to practice, or created by an employee which is:
(a) conceived, developed, reduced to practice, or created by the employee:
(i) within the scope of his employment;
(ii) on his employer's time; or
(iii) with the aid, assistance, or use of any of his employer's property, equipment, facilities, supplies, resources, or intellectual property;
(b) the result of any work, services, or duties performed by an employee for his employer;
(c) related to the industry or trade of the employer; or
(d) related to the current or demonstrably anticipated business, research, or development of the employer.
(2) "Intellectual property" means any and all patents, trade secrets, know-how, technology, confidential information, ideas, copyrights, trademarks, and service marks and any and all rights, applications, and registrations relating to them.
34-29-3. Scope of Act -- When agreements between an employee and employer are enforceable or unenforceable with respect to employment inventions -- Exceptions.
(1) An employment agreement between an employee and his employer is not enforceable against the employee to the extent that the agreement requires the employee to assign or license, or to offer to assign or license, to the employer any right or intellectual property in or to an invention that is:
(a) created by the employee entirely on his own time; and
(b) not an employment invention.
(2) An agreement between an employee and his employer may require the employee to assign or license, or to offer to assign or license, to his employer any or all of his rights and intellectual property in or to an employment invention.
(3) Subsection (1) does not apply to:
(a) any right, intellectual property or invention that is required by law or by contract between the employer and the United States government or a state or local government to be assigned or licensed to the United States; or

(b) an agreement between an employee and his employer which is not an employment agreement.
(4) Notwithstanding Subsection (1), an agreement is enforceable under Subsection (1) if the employee's employment or continuation of employment is not conditioned on the employee's acceptance of such agreement and the employee receives a consideration under such agreement which is not compensation for employment.
(5) Employment of the employee or the continuation of his employment is sufficient consideration to support the enforceability of an agreement under Subsection (2) whether or not the agreement recites such consideration.
(6) An employer may require his employees to agree to an agreement within the scope of Subsection (2) as a condition of employment or the continuation of employment.
(7) An employer may not require his employees to agree to anything unenforceable under Subsection (1) as a condition of employment or the continuation of employment.
(8) Nothing in this chapter invalidates or renders unenforceable any employment agreement or provisions of an employment agreement unrelated to employment inventions.
If I am employed by Company in Washington, Section 49.44.140 of the Revised Code of Washington is as follows:
(1) A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.
(2) An employer shall not require a provision made void and unenforceable by subsection (1) of this section as a condition of employment or continuing employment.
(3) If an employment agreement entered into after September 1, 1979, contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

APPENDIX B
PRIOR MATTER

EXHIBIT B
ARBITRATION AGREEMENT

Amir Jafari (“Employee”) and Blend Labs, Inc. (the “Company”), for good and valuable consideration, the receipt of which is hereby acknowledged, enter into this agreement to arbitrate claims and waive their respective rights to a jury trial (the “Agreement”) as set forth below:
1.              Claims Subject to Arbitration.  Any controversy, dispute or claim which could be brought under applicable state, local or federal law and which lawfully can be the subject of an agreement to arbitrate (a “Claim” or “Claims”) between Employee and the Company, or any of the Company’s “Affiliates,” which includes the Company’s parent, subsidiary and affiliate entities and any of its or their officers, directors, agents or other employees, shall be resolved exclusively by binding arbitration, by filing and serving a demand for arbitration.

The arbitrability of any controversy, dispute or claim under this Agreement shall be determined by the arbitrator by application of the substantive provisions of the Federal Arbitration Act (9 U.S.C. sections 1 and 2).  Arbitration shall be the exclusive method for resolving any dispute and all remedies available from a court of competent jurisdiction shall be available.

The Claims that are to be arbitrated include, but are not limited to, any Claim arising out of or relating to this Agreement or the employment relationship between Employee and the Company and/or its Affiliates, claims for wages and other compensation, claims for breach of contract (express or implied), claims for violation of public policy, wrongful termination, tort claims, claims for unlawful discrimination and/or harassment (including, but not limited to, race, religious creed, color, national origin, ancestry, physical disability, mental disability, gender identity or expression, medical condition, marital status, age, pregnancy, sex or sexual orientation) to the extent allowed by law, and claims for violation of any federal, state, or other government law, statute, regulation, or ordinance, except for claims for workers’ compensation or unemployment insurance benefits.  For the avoidance of doubt, the Claims include claims of discrimination and harassment under Massachusetts General Law Chapter 151B, California Fair Employment and Housing Act, and New York City Human Rights Law. This Agreement shall not apply to a Claim to the extent the Agreement would violate applicable law concerning arbitration of disputes, including without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act (H.R. 4173), California Labor Code Section 432.6, and New York Civil Practice Law and Rules Section 7515, so long as the appliable law is in force.  This Agreement shall not be interpreted to provide for arbitration of any dispute that does not constitute a claim recognized under applicable law.

2.              Arbitration Provider, Rules and Location.  Except as set forth herein, any arbitration shall be conducted in accordance with the then current arbitration rules of JAMS (“JAMS”) applicable to arbitration of employment disputes, except to the extent inconsistent with the express terms of this Agreement, and JAMS shall administer the arbitration.  A copy of the current rules will be provided upon reasonable request, or may be found at http://www.jamsadr.com/rules-employment-arbitration/.  Arbitration proceedings will be held at the JAMS office nearest the domestic office in which Employee last worked for the Company and/or its Affiliates. If the Employee held a remote position, arbitration proceedings will be held at the JAMS office nearest the Employee’s residence when the Employee last worked for the Company and/or its Affiliates.  If there is no JAMS office within 100 miles of the domestic office or the Employee’s residence, and there is a closer American Arbitration Association (“AAA”) office, the arbitration shall be administered by AAA and the then current arbitration rules of AAA applicable to arbitration of employment disputes shall govern, except to the extent inconsistent with the express terms of this Agreement.  A copy of the current AAA rules will be provided upon reasonable request, and may be found at https://www.adr.org/sites/default/files/EmploymentRules_Web_2.pdf.

3.              Selection of Arbitrator.  The parties to the arbitration (the “Parties”) will select a single neutral arbitrator by mutual agreement.  If the Parties are unable to agree on a neutral arbitrator within thirty (30) days of a demand for arbitration, any party may elect to obtain a list of arbitrators from JAMS, and the arbitrator shall be selected by alternate striking of names from the list until a single arbitrator remains.  The party initiating the arbitration shall be the first to strike a name.

4.              Demand for Arbitration.  The demand for arbitration must be in writing and must be made by the aggrieved party within the statute of limitations period provided under applicable state and/or federal law for the particular claim(s).  Failure to make a written demand within the applicable statutory period constitutes a waiver of the right to assert that claim in any forum.  Failure timely to pursue and failure to exhaust administrative remedies, where pursing and/or exhausting administrative remedies is required prior to pursing a claim in court, constitutes a waiver of the right to assert that claim in any forum.

5.              Choice of Law.  This Agreement will be governed by the laws of the state in which Employee primarily works/worked, without giving effect to any choice of law rules or principles that may result in the application of the laws of any other jurisdiction.

6.              Discovery.  The Parties shall be entitled to conduct reasonable discovery. To the extent any party seeks discovery in addition to that specifically permitted by the applicable arbitration rules, the arbitrator shall have the authority to determine what constitutes reasonable discovery in accordance with the applicable rules.  The arbitrator shall hear motions for summary judgment/adjudication as provided in the Federal Rules of Civil Procedure.

7.              Written Opinion and Award.  Within thirty (30) days following the hearing and the submission of the matter to the arbitrator, the arbitrator shall issue a written opinion and award which shall be signed and dated.  The arbitrator’s award shall decide all issues submitted by the parties, and the arbitrator may not decide any issue not submitted.  The opinion and award shall include factual findings and the reasons upon which the decision is based.  The arbitrator shall be permitted to award only those remedies in law or equity which are requested by the parties and allowed by law.

8.              Confidentiality. The arbitration shall be conducted on a confidential basis. The means that the parties shall not disclose the fact of or outcome of the arbitration, any pleadings, motions or other documents offered or exchanged in connection with the arbitration, testimony provided in connection with the arbitration or any final or interim rulings (“Confidential Information”) with any person not a party to the arbitration, other than as follows, except where such confidentiality is prohibited by applicable law.  Any entity, including the Company, that is a party to the arbitration, may disclose Confidential Information to its employees, officers and directors with a business purpose for receiving the information, any witnesses who may be called to provide testimony or other information in connection with the arbitration (but only to the extent necessary for such participation), its counsel, experts and their respective employees, accountants or tax preparers, any corporate parent organization, any governmental or quasi-governmental regulatory agency or self-regulatory body, to a court of competent jurisdiction as necessary to enforce any preliminary or final judgment, award or order, and in communicating with any law enforcement or regulatory agency or self-regulatory body. An individual who is a party to the arbitration, may disclose Confidential Information to his or her immediate family, any witnesses who may be called to provide testimony or other information in connection with the arbitration (but only to the extent necessary for such participation), his/her counsel, experts and their respective employees, accountants or tax preparers, any corporate parent organization, any governmental or quasi-governmental regulatory agency or self-regulatory body, to a court of competent jurisdiction as necessary to enforce any preliminary or final judgment, award or order, and in communicating with any law enforcement or regulatory agency or self-regulatory body. With respect to disclosures to family members, officers, directors or employees of an entity and witnesses, the recipient of the Confidential Information shall be advised and required to acknowledge in writing that he, she or it, may not disclose the Confidential Information. Nothing contained in this Agreement waives a party’s right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the other party, or on the part of the agents or employees of the other party, when the party has been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.

9.         Costs of Arbitration.  The cost of the arbitrator and other incidental costs of arbitration shall be borne by the Company; provided, however, that Employee shall be required to pay an amount equal to the initial filing fee, if any, Employee would have been required to pay had the Claim(s) been pursued in a state or federal court with personal and subject matter jurisdiction over such Claim(s).  The parties shall each bear their own costs and attorneys’ fees in any arbitration proceeding, provided, however, that the arbitrator shall have the authority to require either party to pay the costs and attorneys’ fees of the other party to the extent permitted under applicable federal or state law, as a part of any remedy that may be ordered.

10.           No Class or Collective Action. The Employee and the Company agree that (i) any and all Claims subject to arbitration shall be brought and maintained by the Employee and/or the Company in his, her or its individual capacity, and (ii) he, she or it shall not be entitled to bring any Claim subject to arbitration as a plaintiff on behalf or to as a member of a class in any class or other form of representative proceeding or collective action.  Except as prohibited by law, the Employee and the Company waive their rights to pursue any claim subject to arbitration on a class, representative, or collective basis.  It is the intent of the parties that all claims subject to arbitration shall be heard as individual, rather than class or collective, claims.

11.           Waiver of Right to Jury.  Both the Company and Employee understand that by using arbitration to resolve disputes they are giving up any right that they may have to a judge or jury trial with regard to all issues concerning employment or otherwise covered by this arbitration Agreement.

12.           Entire Agreement/No Oral Modification.  This is the entire agreement of the parties with respect to the subject matter hereof.  It may be modified or superseded only by a writing signed by both parties specifically stating the parties’ intent to modify or supersede this Agreement.

EMPLOYEE

Print Name: Amir Jafari

Signature:

Dated: